Exhibit 10.97

CASH BONUS PROGRAM

The Microsemi Corporation Cash Bonus Program (“Program”) provides cash awards based on the achievement of goals relating to the performance of the Company. The intention of the Program is to increase the Company’s shareholder value and the success of the Company by motivating executives and employees (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives.

The Compensation Committee administers the Program and, in its sole discretion, selects the executives and employees of the Company who shall be participants in the Program for any performance period. Our Chief Executive Officer and the four most-highly-compensated executive officers have been and will generally be participants in the Program.

The Compensation Committee, in its sole discretion, establishes the performance goal or goals for each participant for each performance period and establishes formulae for purposes of determining the actual award (if any) payable to each participant assuming the performance goals for the performance period are achieved (“Target Award”).

Actual awards may be greater than or less than the participant’s Target Award, depending in part upon the extent to which actual performance exceeds or falls below the performance goals. The award formulae are generally based on overall corporate profit performance, direct profit results controlled by the executive and on performance against individual-specific goals. Notwithstanding the preceding, in no event shall a participant’s actual award for any performance period exceed 150% of the participant’s annual salary.

Nevertheless, the Compensation Committee, in its sole discretion, may (a) eliminate or reduce the award payable to any participant below that which otherwise would be payable under the payout formula, and (b) determine whether or not any award will be paid in the event of a participant’s termination of service prior to the end of the performance period.

Payment of each award shall be made as soon as practicable after the end of the performance period during which the award was earned. Each award normally shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each award that may become payable under the Program shall be paid solely from the general assets of the Company. Nothing in the Program should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of an award other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.